MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

June 26, 2006

MENV—OTCBB  USA

NDD—Frankfurt Stock Exchange

Micron One of the Smallest Market Capitalized Companies with interests in the World Class Alberta Oil Sands

Micron Enviro Systems, Inc. (MENV-OTCBB and NDD--Frankfurt) (“Micron”) wishes to announce that progress is being made on the current Alberta Oil Sands prospects that Micron has interests in. Petroleum engineers are nearing the completion of the preliminary evaluation of the prospects and an announcement is expected shortly.

Micron has also recently added three new Alberta Oil Sands leases consisting of 4 new sections in the world-class Athabasca Oil Sands region. Two of these new sections are within 5 miles of Micron's existing Athabasca Oil Sand Prospect. These two new sections are close to the existing Oil Sands leases held by Connacher Oil and Gas's Great Divide Prospect, as well as to other major Oil Sands projects by Devon, EnCana, and ConocoPhilips. The other new Alberta Oil Sands lease acquired consists of two contiguous sections that lie just southwest of the announced Royal Dutch Shell Plc Oil Sands leases which they recently purchased for approximately $400 million.

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the US with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.

Micron is currently undertaking a new marketing initiative to create additional awareness for the company. This plan will primarily be email based and will target 100 percent opt-in private and institutional investors that trade stocks in Micron's price range. This new marketing initiative will be on-going over the coming months.

Micron is also awaiting news from additional conventional oil and gas drilling prospects and hopes to have results shortly.

Bernie McDougall, President of Micron stated, “These are clearly exciting times for Micron as we make progress on our main focus of the Alberta Oil Sands.  As it stands now, Micron is in an enviable position of being one of if not the smallest market capitalized companies with exposure to multiple interests in the Alberta Oil Sands.  Therefore, Micron offers tremendous leverage as the investing world becomes more aware of the Alberta Oil Sands.  When you consider that the Alberta Oil Sands are one of the only growing non-opec oil regions, in one of the most politically safe areas, and is one of the single largest natural resources on earth, you can see why we are extremely optimistic about the future growth of Micron being one of the smallest companies there.''

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has production from multiple conventional oil and gas wells. Micron is one of if not the smallest market capitalized companies with exposure to multiple Alberta Oil Sands. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron currently has multiple independent sources of oil and/or gas revenue from production in Canada and Texas. Micron is presently involved in multiple oil and gas prospects, and continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com <mailto:info@micronenviro.com> requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MSEV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com